CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information in Post-Effective Amendment Number 187 to the Registration Statement (Form N-1A No. 33-65572).

We also consent to the incorporation by reference therein and use of our reports dated May 27, 2020 with respect to the financial statements and financial highlights of USAA Tax Exempt Long- Term Fund, USAA Tax Exempt Intermediate-Term Fund, and USAA Tax Exempt Short-Term Fund for the year ended March 31, 2020, and dated September 29, 2020 with respect to the financial statements and financial highlights of USAA Income Fund for the year ended July 31, 2020 (each a series of USAA Mutual Funds Trust) included in the Annual Report (Form N-CSR) for 2020 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

February 5, 2021